UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): March 10, 2015

Alliqua BioMedical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36278	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 Cabot Boulevard West Langhorne, Pennsylvania	19047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Commitment Letter

On March 10, 2015, Alliqua BioMedical, Inc. (the “Company”) and Perceptive Opportunities Fund, LP (“Perceptive”) amended that certain commitment letter, dated February 2, 2015 (the “Commitment Letter”) to extend the expiration time (the “Extended Expiration Time”) of Perceptive’s commitments and agreements under the Commitment Letter to 5:00 p.m., New York time, on May 31, 2015, unless the Company extends the “Outside Date” as defined in that certain Agreement and Plan of Merger, dated February 2, 2015 (the “Merger Agreement”), by and among the Company, Alliqua Cedar, Inc., Celleration, Inc. and certain representatives of Celleration stockholders, in accordance with the terms and conditions set forth therein, in which case such Extended Expiration Time shall automatically be extended to 5:00 p.m., New York time, on July 31, 2015. Accordingly, Perceptive’s commitments and agreements with respect to the senior, secured term loan facility described in the Commitment Letter, as amended, will automatically terminate at the Extended Expiration Time if the conditions precedent set forth in the definitive credit documentation described below have not been satisfied.

Form of Credit Agreement and Guaranty

In addition, on March 10, 2015, the Company and Perceptive agreed on a form of Credit Agreement and Guaranty (the “Credit Agreement”) to be entered into by the Company, each of its subsidiaries and Perceptive upon the satisfaction of certain conditions precedent set forth in the Credit Agreement prior to the Extended Expiration Time, which are the same conditions to Perceptive’s obligation to fund the term loan under the Credit Agreement. These conditions include, among other things: the contemporaneous consummation of the merger on the terms and conditions set forth in the Merger Agreement (the “Merger”); the receipt by Perceptive of a promissory note evidencing the full amount of the loan and related loan documentation evidencing the security interests granted therein, a five-year warrant to purchase 750,000 shares of the Company’s common stock, certain financial statements, documentation for the perfection of security interests, various closing certificates and opinions of counsel to the Company; the Company’s payment of all fees due and payable to Perceptive under the Credit Agreement as of the closing date of the Merger (the “Closing Date”) and miscellaneous other closing conditions that are customary for credit facilities and transactions of this type.

The terms and conditions set forth in the Credit Agreement are expected to supersede and supplant the terms of the debt financing contemplated by the Commitment Letter. The Credit Agreement will provide for a senior secured term loan in a single borrowing to the Company on the Closing Date in the principal amount of approximately $15.5 million (or such lesser amount requested by the Company in writing at least three days prior to the Closing Date). Pursuant to the terms of the Credit Agreement, the proceeds of the term loan will be available on the Closing Date, subject to the prior or substantially concurrent satisfaction of those certain conditions precedent described above, including the contemporaneous completion of the Merger, and, if drawn, may only be used by the Company to finance the upfront cash portion of the purchase price in the Merger and certain related expenses associated with the consummation thereof.

The obligations of the Company under the Credit Agreement will be guaranteed by each of its subsidiaries and secured by a first priority lien on all of the existing and after acquired tangible and intangible assets of the Company and its subsidiaries.

The full unpaid principal amount of the term loan will mature on the fourth anniversary of the Closing Date (the “Maturity Date”). Prior to maturity, on the last business day of each calendar month following the second anniversary of the Closing Date, the Company will be required to make monthly principal payments of $225,000,with any remaining unpaid balance of the term loan being payable in cash on the Maturity Date.

The Credit Agreement will require the Company to prepay the outstanding principal amount of the term loan with 100% of the net cash proceeds received from specified asset sales, issuances or sales of equity and incurrences of borrowed money indebtedness, subject to certain exceptions. The Company will also incur an incremental fee for any repayments or prepayments other than the required monthly principal payments made prior to the third anniversary of the Closing Date. The Company will also be required to pay an exit fee when the term loan is paid in full equal to the greater of 1% of the outstanding principal balance immediately prior to the final payment and $100,000.

The term loan under the Credit Agreement will bear interest at a rate per annum equal to the sum of (i) the greater of LIBOR and 1%, plus (ii) an applicable margin of 9.75%, which will be increased by 4% per annum upon the occurrence and continuance of any event of default thereunder.

The Credit Agreement contains customary affirmative and negative covenants and events of default for a secured financing arrangement, including limitations on additional indebtedness, liens, asset sales and acquisitions, among others. In addition to other customary events of default, any termination of that certain License, Marketing and Development Agreement, dated November 14, 2013, by and between the Company and Anthrogenesis Corporation d/b/a Celgene Cellular Therapeutics, as amended, will constitute an event of default under the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA BIOMEDICAL, INC.

Dated: March 16, 2015	By:	/s/ Brian Posner
Name: Brian Posner
Title: Chief Financial Officer